FOR IMMEDIATE RELEASE:

CONTACT:

Contact Person                 Dyana Marlett
Company Name                   Orion Acquisition Corp. II
Telephone Number               310-526-5001
Fax Number                     310-526-5020
Email Address                  Dyana@mdbcapital.com

CITADEL MEDIA, INC. AND ORION ACQUISITION CORP. II SIGN DEFINITIVE MERGER AGREEMENT

SANTA MONICA, CA, JUNE 28, 2004 --- Orion Acquisition Corp. II (MTMR-OTC) today announced that it has signed a definitive merger agreement to merge with Citadel Media, Inc.

Citadel is a leading operator of a network of sports publishers of over 100 professional and college teams and operates under www.theinsiders.com, TheInsiders.com network produces more than 1,000 stories per day and supplies stories to Yahoo Sports!, CBS Sportsline, SI.com (Sports Illustrated) and Fox Sports.com. Citadel also produces 34 team specific monthly magazines.

Further details of the proposed merger including conditions to closing are included in a Form 8-K filed with the Securities and Exchange Commission filed today.

Mr. James C. Heckman, Jr., CEO of Citadel commented on the merger by saying, "We are very enthusiastic to become a public company because our business model is all about creating opportunity for the entrepreneurs associated with our network. Our affiliate publishers and subscribers and other stakeholders that have been instrumental in the success of Citadel will now have the opportunity to further participate in the growth of Citadel through direct ownership. In addition, we believe the strength of our business model will afford us the opportunity to raise additional capital in the public markets to continue our significant growth strategy."

Mr. Christopher A. Marlett, Chairman and CEO of Orion Acquisition Corp. II, commented on the merger by saying, "We believe Citadel has a unique model, which has been enabled by the internet, to aggregate and publish niche publications , we believe this model will change the landscape for publishing as we now know it. The Citadel model is truly value added to the subscribers, publishers, advertisers and the internet portals that rely upon high quality local content. Their approach enables scalable and rapid growth of revenues that has the possibility of creating a significant media company."

Citadel Media, Inc.
-------------------

Citadel operates a network of affinity content publishers that consist of websites and affiliated printed magazines. Currently, the Citadel's focus is sports and is marketed under the website, theInsiders.com and the publishing brand of Citadel Publishing. An affinity group is any group of individuals who share an interest in a specific topic, and an affinity content publisher is one that creates and disseminates articles and other information and advertising related to a specific topic. For example, the current sports websites and publications are team-specific (`Bama Magazine and Bamamag.com).

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CITADEL AND ORION SIGN DEFINITIVE MERGER AGREEMENT (PAGE 2)

Citadel has created proprietary software and other network related tools to facilitate network publishing for itself and the affinity partners, both online and in print. Affinity publishers develop and produce content for their websites that are hosted by Citadel and for monthly print publications that are produced by Citadel. In the aggregate, the online network produces more than 1,000 team-specific news reports per day, the majority of which are consumer orientated. Citadel has over 115,000 paid subscriptions, its' website has approximately 1.77 million monthly unique users, and reaches over 20 million unique users through syndication agreements and has over 800,000 registered users. This represents a significant audience for the network's advertisements and is a focused target group to be converted to paid subscribers over time.

Citadel recruits and/or acquires select affiliate print and online partners, currently operating in the sports publishing industry. The agreement with recruited affiliates is a revenue sharing structure where they provide content for subscribers in exchange for Citadel providing website hosting, marketing, customer service tools and other services. Acquired entities are folded into the Citadel website, publishing and advertising structure. Citadel has agreements with various other portals to generate exposure and website traffic, including Foxsports.com, Yahoosports.com, Sportsillustrated.com and Sportsline.com.

Citadels sources of revenue consist of online subscriptions, magazine subscriptions and advertising e-commerce revenue.

Orion Acquisition Corp. II
--------------------------

Orion is a development stage company, the business purpose of which is to seek a target company to acquire by combination, consolidation or merger. Orion is not limited to any industry in its search and negotiations for a target company. Orion operates under certain restrictions as a result of its business purpose and size.



The above statements include forward looking statements that involve risks and uncertainties, which are described herein and may be otherwise described in Orion's SEC reports, including Orion's Form 10-KSC for the year ended December 31, 2003, Form 10-QSB for the quarter ended March 31, 2004 and Form 8-K filed today.

For further information, contact Dyana Marlett, Secretary, Orion Acquisition Corp. II, 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401, phone 310-526-5000.

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